NEWS RELEASE

	Contacts:	Claire Hart, Senior Vice President Alon USA Partners GP, LLC 972-367-3649
FOR IMMEDIATE RELEASE
Investors: Jack Lascar/ Sheila Stuewe Dennard ▪ Lascar Assoicates, LLC 713-529-6600 Media: Blake Lewis Lewis Public Relations 214-635-3020 Ruth Sheetrit SMG Public Relations 011-972-547-555551
Alon USA Partners Reports First Quarter Results

Partnership schedules conference call for May 9, 2013 at 10:00 a.m. Eastern
DALLAS, TEXAS, May 7, 2013 - Alon USA Partners, LP (NYSE: ALDW) (the “Partnership”) today announced results for the first quarter of 2013. Net income for the first quarter of 2013 was $93.5 million, or $1.50 per unit, compared to $48.1 million for the same period last year.
Paul Eisman, CEO and President of the Partnership's general partner, commented, “Our first quarter results, the first full quarter for our newly formed partnership, proved very successful. We generated adjusted EBITDA of $116 million compared to $70 million for this period last year. Additionally, we just recently announced a cash distribution of $1.48 per unit for a total cash distribution of $92.5 million.
“During the first quarter we operated at reduced refinery throughput rates as we performed maintenance on the crude unit vacuum tower and utilized this time to complete a reformer catalyst regeneration and a diesel hydro-treater catalyst replacement that were scheduled to be performed in the second quarter. We expect throughput to average approximately 72,000 barrels per day for the second quarter.”
FIRST QUARTER 2013
Refinery operating margin was $28.76 per barrel for the first quarter of 2013 compared to $15.24 per barrel for the same period in 2012. This increase is due to higher Gulf Coast 3/2/1 crack spreads and a widening of the WTI to WTS spread. The refinery's throughput for the first quarter of 2013 averaged 59,476 barrels per day ("bpd") compared to 69,512 bpd for the same period in 2012. The reduction in throughput was due to the maintenance and catalysts work completed during the first quarter of 2013.
The average Gulf Coast 3/2/1 crack spread was $28.40 per barrel for the first quarter of 2013 compared to $24.78 per barrel for the first quarter of 2012. The average WTI to WTS spread for the first quarter of 2013 was $11.41 per barrel compared to $2.16 per barrel for the same period in 2012.
CONFERENCE CALL
The Partnership has scheduled a conference call which will also be webcast live on Thursday, May 9, 2013 at 10:00 a.m. eastern time (9:00 a.m. central time), to discuss the first quarter 2013 results. To access the call, please dial 800-762-8779 or 480-629-9645, for international callers, at least 10 minutes prior to the start time and ask for the Alon USA Partners, LP call. Investors may also access the live webcast on the Alon Partners website,
http://www.alonpartners.com by logging on that site and clicking "Investors." A telephonic replay of the conference call will be available through May 23, 2013, and may be accessed by calling 800-406-7325, or 303-590-3030, for international callers, and using the passcode 4614673#. The archived webcast will also be available at www.alonpartners.com shortly after the call and will be accessible for approximately 90 days. For more information, please contact Donna Washburn at Dennard ▪ Lascar Assoicates at 713-529-6600 or email dwashburn@dennardlascar.com.

This release serves as qualified notice to nominees under Treasury Regulation Section 1.1446-4(b). Please note that 100% of Alon Partners' distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, all of Alon Partners' distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate for individuals or corporations, as applicable. Nominees, and not Alon Partners, are treated as the withholding agents responsible for withholding on the distributions received by them on behalf of foreign investors.
Alon USA Partners, LP is a Delaware limited partnership formed in August 2012 by Alon USA Energy, Inc. ("Alon Energy") (NYSE: ALJ). Alon Partners owns and operates a crude oil refinery in Big Spring, Texas with total throughput capacity of approximately 70,000 barrels per day. Alon Partners refines crude oil into finished products, which is marketed primarily in West Texas, Central Texas, Oklahoma, New Mexico and Arizona through its wholesale distribution network to both Alon Energy's retail convenience stores and other third-party distributors.

- Tables to follow -

ALON USA PARTNERS, LP AND SUBSIDIARIES CONSOLIDATED
EARNINGS RELEASE

RESULTS OF OPERATIONS - FINANCIAL DATA (ALL INFORMATION IN THIS PRESS RELEASE EXCEPT FOR BALANCE SHEET DATA AS OF DECEMBER 31, 2012, IS UNAUDITED)	For the Three Months Ended
	March 31,
	2013	2012
		Predecessor (B)
	(dollars in thousands, except per unit data)
STATEMENTS OF OPERATIONS DATA: (A)
Net sales (1)	$804,167	$884,274
Operating costs and expenses:
Cost of sales	650,203	787,894
Direct operating expenses	30,422	22,670
Selling, general and administrative expenses	7,665	3,845
Depreciation and amortization	12,064	11,966
Total operating costs and expenses	700,354	826,375
Operating income	103,813	57,899
Interest expense	(9,392)	(5,074)
Interest expense - related parties	—	(4,267)
Other income, net	4	21
Income before state income tax expense	94,425	48,579
State income tax expense	900	503
Net income	$93,525	$48,076
Earnings per unit	$1.50
Weighted average common units outstanding (in thousands)	62,501
CASH FLOW DATA:
Net cash provided by (used in):
Operating activities	$166,646	$43,475
Investing activities	(6,719)	(7,281)
Financing activities	(35,456)	(136,181)
OTHER DATA:
Adjusted EBITDA (2)	$115,881	$69,886
Capital expenditures	2,941	5,222
Capital expenditures for turnaround and chemical catalyst	3,778	2,059
KEY OPERATING STATISTICS:
Per barrel of throughput:
Refinery operating margin (3)	$28.76	$15.24
Refinery direct operating expense (4)	5.68	3.58
PRICING STATISTICS:
Crack spreads (per barrel):
Gulf Coast 3-2-1 (5)	$28.40	$24.78
WTI crude oil (per barrel)	$94.27	$103.00
Crude oil differentials (per barrel):
WTI less WTS (6)	$11.41	$2.16
Product price (dollars per gallon):
Gulf Coast unleaded gasoline	$2.84	$2.98
Gulf Coast ultra-low sulfur diesel	3.09	3.16
Natural gas (per MMBtu)	3.48	2.50

	March 31, 2013	December 31, 2012
BALANCE SHEET DATA (end of period):
Cash and cash equivalents	$190,472	$66,001
Working capital	68,564	1,702
Total assets	878,344	763,423
Total debt	295,810	295,311
Total equity	239,625	181,726

THROUGHPUT AND PRODUCTION DATA:	For the Three Months Ended
	March 31,
	2013		2012
			Predecessor
	bpd	%	bpd	%
Refinery throughput:
WTS crude	45,220	76.0	55,546	79.9
WTI crude	11,549	19.4	12,206	17.6
Blendstocks	2,707	4.6	1,760	2.5
Total refinery throughput (7)	59,476	100.0	69,512	100.0
Refinery production:
Gasoline	29,785	50.4	35,140	50.7
Diesel/jet	19,298	32.6	22,236	32.1
Asphalt	3,359	5.7	4,535	6.6
Petrochemicals	3,726	6.3	4,136	6.0
Other	2,969	5.0	3,187	4.6
Total refinery production (8)	59,137	100.0	69,234	100.0
Refinery utilization (9)		92.4%		96.8%

(A)
Earnings per unit information is not presented for the three months ended March 31, 2012 as there was no common equity or potential common equity publicly traded during that period and therefore is not required by Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") topic 260, Earnings per share.

(B)
The information presented contains the unaudited combined financial results of Alon USA Partners, LP Predecessor ("Predecessor"), our predecessor for accounting purposes, for the three months ended March 31, 2012.

________________

(1)	Includes sales to related parties of $141,899 and $150,563 for the three months ended March 31, 2013 and 2012, respectively.

(2)
Adjusted EBITDA represents earnings before state income tax expense, interest expense, depreciation and amortization, and gain on disposition of assets. Adjusted EBITDA is not a recognized measurement under GAAP; however, the amounts included in Adjusted EBITDA are derived from amounts included in our consolidated financial statements. Our management believes that the presentation of Adjusted EBITDA is useful to investors because it is frequently used by securities analysts, investors, and other interested parties in the evaluation of companies in our industry. In addition, our management believes that Adjusted EBITDA is useful in evaluating our operating performance compared to that of other companies in our industry because the calculation of Adjusted EBITDA generally eliminates the effects of state income tax expense, interest expense, gain on disposition of assets and the accounting effects of capital expenditures and acquisitions, items that may vary for different companies for reasons unrelated to overall operating performance.

Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;

•	Adjusted EBITDA does not reflect the interest expense or the cash requirements necessary to service interest or principal payments on our debt;

•	Adjusted EBITDA does not reflect changes in or cash requirements for our working capital needs; and

•	Our calculation of Adjusted EBITDA may differ from EBITDA calculations of other companies in our industry, limiting its usefulness as a comparative measure.
Because of these limitations, Adjusted EBITDA should not be considered a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA only supplementally.
The following table reconciles net income to Adjusted EBITDA for the three months ended March 31, 2013 and 2012, respectively:

	For the Three Months Ended
	March 31,
	2013	2012
		Predecessor
	(dollars in thousands)
Net income	$93,525	$48,076
State income tax expense	900	503
Interest expense	9,392	5,074
Interest expense - related parties	—	4,267
Depreciation and amortization	12,064	11,966
Adjusted EBITDA	$115,881	$69,886

(3)
Refinery operating margin is a per barrel measurement calculated by dividing the margin between net sales and cost of sales by the refinery's throughput volumes. Industry-wide refining results are driven and measured by the margins between refined product prices and the prices for crude oil, which are referred to as crack spreads. We compare our refinery operating margin to these crack spreads to assess our operating performance relative to other participants in our industry.

(4)	Refinery direct operating expense is a per barrel measurement calculated by dividing direct operating expenses by total throughput volumes.

(5)
We compare our refinery operating margin to the Gulf Coast 3/2/1 crack spread. A 3/2/1 crack spread is calculated assuming that three barrels of a benchmark crude oil are converted, or cracked, into two barrels of gasoline and one barrel of diesel. We calculate the Gulf Coast 3/2/1 crack spread using the market values of Gulf Coast conventional gasoline and ultra-low sulfur diesel and the market value of WTI, a light, sweet crude oil.

(6)	The WTI/WTS, or sweet/sour, spread represents the differential between the average value per barrel of WTI crude oil and the average value per barrel of WTS crude oil.

(7)	Total refinery throughput represents the total barrels per day of crude oil and blendstock inputs in the refinery production process.

(8)	Total refinery production represents the barrels per day of various refined products produced from processing crude and other refinery feedstocks through the crude units and other conversion units.

(9)	Refinery utilization represents average daily crude oil throughput divided by crude oil capacity, excluding planned periods of downtime for maintenance and turnarounds.